Exhibit 99.1
R.H. Donnelley Corporation and R.H. Donnelley Inc. Announce
Expiration of Exchange Offers
Cary, N.C., June 23, 2008 – R.H. Donnelley Corporation (NYSE: RHD; the “Company”) announced today that the concurrent exchange offers by R.H. Donnelley Inc. (“RHDI”) of its 11.75% Senior Notes due May 15, 2015 (the “New Notes”) in exchange for a portion of the Company’s outstanding notes expired at 12:00 midnight, New York City time, on Friday, June 20, 2008 (the “Expiration Time”).
As of the Expiration Time, the applicable principal amount of Old Notes (as defined below) set forth below had been tendered for exchange and not validly withdrawn:

				Principal amount of New Notes for each
				$1,000 principal amount of applicable
				Old Notes
Title of Outstanding Notes of the Company	Maximum Amount		Amount Tendered	Principal	Early	Total
to be Exchanged (collectively, the “Old	Offered for		for Exchange at the	Exchange	Participation	Exchange
Notes”)	Exchange[1]		Expiration Time[1]	Amount	Amount	Amount
6.875% Senior Notes due 2013	$47,680,000	[2]	$48,194,000	$652.50	$30.00	$682.50
6.875% Series A-1 Senior Discount Notes due 2013	$50,000,000		$31,219,000	$652.50	$30.00	$682.50
6.875% Series A-2 Senior Discount Notes due 2013	$99,513,000	[2]	$99,513,000	$652.50	$30.00	$682.50
8.875% Series A-3 Senior Notes due 2016	$300,000,000		$151,161,000	$675.00	$30.00	$705.00
8.875% Series A-4 Senior Notes due 2017	$264,740,000	[2]	$272,169,000	$670.00	$30.00	$700.00

1	For purposes of the exchange offers, the amounts offered and tendered for exchange with respect to the 6.875% Senior Notes due 2013 (the “2013 Notes”), the 8.875% Series A-3 Senior Notes due 2016 and the 8.875% Series A-4 Senior Notes due 2017 (the “Series A-4 Notes”) reflects the aggregate principal amount outstanding at March 31, 2008, and the amount offered for exchange with respect to the 6.875% Series A-1 Senior Discount Notes due 2013 and the 6.875% Series A-2 Senior Discount Notes due 2013 (the “Series A-2 Notes”) reflects the aggregate principal amount at maturity.

2	Prior to the Expiration Time, RHDI revised the maximum amount offered for exchange for certain of the concurrent exchange offers as follows: from $46,750,000 to $47,680,000 for the 2013 Notes, from $98,100,000 to $99,513,000 for the Series A-2 Notes and from $259,550,000 to $264,740,000 for the Series A-4 Notes. Because the additional amount of notes offered for exchange in each applicable exchange offer did not exceed two percent of the amount of notes subject to the applicable exchange offer, RHDI was not required to, and did not, extend the applicable exchange offers past the Expiration Time.
Upon settlement of the exchange offers, which is expected to occur on Wednesday, June 25, 2008, RHDI expects to:
•	accept for exchange all of the Old Notes validly tendered for exchange as set forth in the table above (except as described below in the case of the 2013 Notes and the Series A-4 Notes);

•	issue to the holders of Old Notes whose securities have been accepted for exchange New Notes in an aggregate principal amount of approximately $412.9 million; and

•	pay to holders whose Old Notes are accepted for exchange cash in an amount equal to the accrued and unpaid interest to, but not including, the settlement date with respect to the Old

Notes accepted for exchange and, in certain circumstances, pay cash in lieu of fractions of New Notes.
With respect to the 2013 Notes, such notes will be accepted on a pro rata basis according to the principal amount of the 2013 Notes validly tendered prior to the Expiration Time and the maximum amount offered for exchange with respect to the 2013 Notes. With respect to the Series A-4 Notes, such notes will be accepted on a pro rata basis according to the principal amount of the Series A-4 Notes validly tendered prior to the Expiration Time and the maximum amount offered for exchange with respect to the Series A-4 Notes. Assuming all 2013 Notes and Series A-4 Notes tendered for exchange prior to the Expiration Time were validly tendered, such proration is expected to result in the acceptance of approximately 98.9% of the 2013 Notes that were tendered prior to the Expiration Time and the acceptance of approximately 97.3% of the Series A-4 Notes that were tendered prior to the Expiration Time.
Consummation of the exchange offers is subject to certain conditions that must also be satisfied or waived in the applicable exchange offer.
The New Notes will be issued only to holders of Old Notes that have certified certain matters to RHDI, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933.
The New Notes have not been and are not expected to be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.
This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offers are being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.